CIRCUIT RESEARCH LABS, INC.

                Addenda to Proxy Statement of
                 Circuit Research Labs, Inc.
                           for the
             1999 Annual Meeting of Shareholders


     Circuit Research Labs, Inc. will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others who forward solicitation material to beneficial owners of CRLs common stock. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, email and telefax. CRL has arranged for Corporate Investors Communications Inc. to serve as its solicitation agent. In that capacity, Corporate Investors Communications Inc. will coordinate the distribution of proxy material to shareholders and oversee the return of proxy cards. The fee for these services is estimated to be $4,500.


                                             Dennis L. Drew
                                             Secretary